Exhibit 99.1

HOLLYWOOD MEDIA CORP. REPORTS 2011 FOURTH QUARTER AND YEAR END RESULTS

BOCA RATON, Fla., April 16, 2012 – Hollywood Media Corp. (Nasdaq: HOLL) today reported financial results for the fourth quarter and year ended December 31, 2011.

On a continuing operations basis which includes the contribution from the Ad Sales and Intellectual Property divisions, net revenues for the 2011 fourth quarter were $0.8 million compared to $1.0 million in the prior-year period. For the full year 2011, net revenues were $3.8 million versus $4.0 million in 2010.

Loss from continuing operations for the 2011 fourth quarter was $0.2 million, or $0.01 per diluted share, compared to a loss from continuing operations last year of $1.6 million, or $0.06 per diluted share. For the full year 2011, loss from continuing operations was $7.3 million, or $0.30 per diluted share, which included a non-cash goodwill impairment charge of $4.8 million in the third quarter of 2011 relating to the Company’s Ad Sales Division, compared to a loss from continuing operations last year of $7.1 million or $0.23 per diluted share.

Net income, which includes Discontinued Operations, was essentially $0 in the 2011 fourth quarter, compared to net income last year of $5.7 million or $0.18 per share. For the full year 2011, net loss, which includes Discontinued Operations, was $6.9 million, or $0.28 per diluted share, compared to net income last year of $4.9 million, or $0.16 per diluted share.

The Company had approximately 23.2 million weighted average shares outstanding in the 2011 fourth quarter compared to 31.2 million weighted average shares outstanding in the prior-year period.  The reduction in share count principally relates to an 8.0 million share tender offer completed in the first quarter of 2011.

At December 31, 2011, the Company had cash and cash equivalents of $3.7 million and no debt as compared to cash and cash equivalents of $29.4 million and no debt at December 31, 2010.  The change reflects the completion of the Company’s tender offer in the first quarter of 2011, costs related to the sale of the Broadway Ticketing business including a working capital adjustment, and the Company’s $1.3 million investment in Project Hollywood, LLC.

About Hollywood Media Corp.

Hollywood Media Corp. is comprised primarily of an Ad Sales division, an Intellectual Property division, and various financial assets.

Note on Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth, our ability to realize anticipated revenues and cost efficiencies, the impact of potential future dispositions or other strategic transactions by Hollywood Media, our ability to develop and maintain strategic relationships, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2011. Such forward-looking statements speak only as of the date on which they are made.

Attached are the following financial tables:

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

Contact:

Investor Relations Department

Hollywood Media Corp.

L. Melheim

ir@hollywoodmedia.com

561-998-8000

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,717,599	$29,406,063
Receivables, net	229,365	465,079
Prepaid expenses	594,370	1,055,972
Other receivables	24,848	59,224
Related party receivable	521,497	299,963
Current portion of deferred compensation	430,000	-
Total current assets	5,517,679	31,286,301

PROPERTY AND EQUIPMENT, net	307,390	455,436
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED INVESTEES	1,573,325	955,065
INTANGIBLE ASSETS, net	17,116	7,549
GOODWILL	9,800,000	14,595,783
OTHER ASSETS	58,628	18,425
DEFERRED COMPENSATION, less current portion	948,651	-
TOTAL ASSETS	$18,222,789	$47,318,559

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$403,743	$802,684
Accrued expenses and other	890,881	6,804,066
Deferred revenue	706,432	980,786
Customer deposits	427,331	654,554
Current portion of capital lease obligations	21,829	60,031
Current portion of notes payable	-	2,362
Total current liabilities	2,450,216	9,304,483

CAPITAL LEASE OBLIGATIONS, less current portion	16,203	38,217
OTHER DEFERRED LIABILITY	42,514	75,120
DEFERRED REVENUE	48,358	148,002
DERIVATIVE LIABILITY	1,090,000	-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; 23,179,066 and 31,179,066 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	231,791	311,791
Additional paid-in capital	293,616,319	309,898,584
Accumulated deficit	(279,272,612)	(272,410,281)
Total Hollywood Media Corp shareholders' equity	14,575,498	37,800,094
Non-controlling interest	-	(47,357)
Total shareholders' equity	14,575,498	37,752,737
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$18,222,789	$47,318,559

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	TWELVE MONTHS ENDED December 31,		THREE MONTHS ENDED December 31,
	2011	2010	2011	2010

NET REVENUES	$3,769,772	$3,995,177	$822,458	$1,014,084

OPERATING COSTS AND EXPENSES
Editorial, production, development and technology	2,345,352	2,641,205	420,738	667,021
Selling, general and administrative	3,372,194	3,677,612	696,836	393,932
Payroll and benefits	3,860,323	4,799,058	552,896	1,205,178
Depreciation and amortization	245,168	541,326	45,526	101,746

Total operating costs and expenses	9,823,037	11,659,201	1,715,996	2,367,877

Loss from operations	(6,053,265)	(7,664,024)	(893,538)	(1,353,793)

LOSSES OF UNCONSOLIDATED INVESTEES
Equity in earnings of unconsolidated investees	593,767	765,015	184,176	128,176
Impairment loss	(4,795,783)	-	-	-
Total equity in (losses) earnings of unconsolidated investees	(4,202,016)	765,015	184,176	128,176

OTHER INCOME (EXPENSE)
Interest, net	1,041,932	64,916	260,695	54,179
Other, net	2,042,526	6,311	272,076	(75,473)
Income taxes, net of refunds	(130,571)	(283,756)	1,352	(334,134)

Loss from continuing operations	(7,301,394)	(7,111,538)	(175,239)	(1,581,045)

Gain on sale of discontinued operations, net of income taxes	524,156	6,057,421	269,314	5,550,519
Income of discontinued operations	-	5,909,763	-	1,733,082

Income from discontinued operations	524,156	11,967,184	269,314	7,283,601

Net (loss) income	(6,777,238)	4,855,646	94,075	5,702,556

NET LOSS (INCOME) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(85,093)	49,921	(55,066)	11,869

Net (loss) income attributable to Hollywood Media Corp	$(6,862,331)	$4,905,567	$39,009	$5,714,425

Basic and diluted (loss) income per common share
Continuing operations	$(0.30)	$(0.23)	$(0.01)	$(0.06)
Discontinued operations	0.02	0.39	0.01	0.24
Total basic and diluted net (loss) income per share	$(0.28)	$0.16	$-	$0.18

Weighted average common and common equivalent shares outstanding - basic and diluted	24,384,547	30,937,619	23,179,066	30,988,851